Exhibit 10.1

November 1, 2019

Corrine Ricard
The Mosaic Company
1109 Abbey’s Way
Tampa, FL 33602

Letter of Understanding: Long Term International Assignment to Sao Paulo, Brazil

Dear Corrine,

On behalf of The Mosaic Company (hereafter referred to as “the Company”), it is my pleasure to confirm the terms of your compensation and international assignment package for the role of Senior Vice President, Mosaic Fertilizantes. This Letter of Understanding outlines the terms and conditions that will govern your international assignment.
Assignment Details
For the purpose of the international assignment, your home country place of origin will be Tampa, FL, United States and your host country location will be considered Sao Paulo, Brazil.

The anticipated start date of your international project assignment is November 15, 2019. Your international assignment will continue for a period of approximately 36 months after which a review to extend it will occur. Any time spent in Sao Paulo prior to the assignment start date will be considered a business trip.

Your anticipated repatriation date is November 14, 2022 and is based upon the Company’s reasonable expectations at this time. This date is subject to change as determined by the Company’s business needs and is conditioned upon your agreement to the terms of this Letter of Understanding. Upon completion of your international assignment, it is expected that you will repatriate to your home country location, in accordance with the terms and conditions that govern your international assignment. However, if, after 24 months on assignment, it is mutually agreed that you will remain in Sao Paulo, Brazil, for a longer period of time, discussions regarding your extension will occur.

The Company has engaged Plus Relocation Services, Inc. (hereafter referred to as “PLUS”), a global relocation service provider, to administer your benefits. Your PLUS Relocation Counselor will be available for questions and counselling throughout your international assignment.

Plus Relocation Services Representative:
Kari Cinker, International Relocation Counselor
Plus Relocation Services, Inc. (PLUS)
600 Hwy 169 South, Suite 500, Minneapolis, MN 55426
  Tel: 1.952.512.5592 Fax: 1.952.358.7705 E-mail: kari.cinker@plusrelocation.com

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Your Role While on Assignment
Throughout the international assignment period you will be considered an employee of the Company’s U.S. entity, and your payroll will be administered by your home and host country payroll departments.

You will assume the titles of Senior Vice President, Mosaic Fertilizantes and President Brazil based in Sao Paulo, and will be reporting to Joc O’Rourke, CEO. While residing in Sao Paulo, your role will be to lead the existing Mosaic Fertilizantes business.
Compensation and Incentives
As an employee of the Company’s home country, your base pay structure will remain the same as when you were working in your home country location. As such, your annual base salary will be $550,000 USD and will be subject to the annual focal review and adjustment process, which is based on performance goals and objectives as defined by the Company. You will participate in your home country bonus plan and will be subject to required deductions as determined by the home country’s governing tax criteria for economic and social tax collection.

Eligibility and participation with respect to incentive schemes will continue to be administered in accordance with the home country criteria for each fiscal year. For the remainder of 2019, your incentive plan will be based on the Corporate Management Incentive Plan. Your incentive target will be 75% of base salary. Upon return, your compensation structure will return to current US market norms for your new role.

Expatriate Family Eligibility
Accompanying Dependents
Dependents are members of your immediate family sharing the residence with you in a bona fide dependency status (e.g. legal spouse, children, or other relatives). Dependents must fall into the following categories and may accompany you:

•	A person who is a dependent on the home country tax return, or

•	A person who is a dependent on your health insurance plan through the Company.

Children
Dependent children may accompany you only if there is no conflict with immigration or other laws or regulations in the host country.

Dependents
The members of an Expatriate's immediate family sharing the residence with the Expatriate in a bona fide dependency status (e.g., legal status, children or other relatives whose status qualifies as dependency under tax/legal status in the employee's home country and the Company's entity). A legal spouse is one who has legal spouse recognition/rights from the Expatriate's home country government. This does not include common-law marriage unless the home country recognizes it (usually with a certificate) as a legal marriage.

Benefit Plans
During your international assignment, your health coverage will be provided by the Company's preferred provider that covers employees who are working away from home. You are responsible for scheduling a meeting with your benefits administrator prior to your departure date to ensure that no lapse in health coverage occurs. While on expatriate assignment you and your eligible dependents will be covered by an international expatriate plan offered by Cigna that includes medical, dental and vision. Details will be provided to you upon your acceptance of the assignment.

Physical Examinations, Inoculations, Vaccinations and Documentation
It will be your responsibility to ensure that you and any approved accompanying family members undertake necessary physical examinations, inoculations and vaccinations. Prior to commencement of the international assignment, you must also obtain any necessary medical records and documents that are required by both the home and host country laws. The Company will reimburse the expenses incurred in complying with such requirements if not covered by your health plan.

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Holiday, Vacation and External Board Membership Travel
Your vacation plan will continue to be administered by the Company's home country location. It is expected that you will coordinate planned time off in advance with your manager as you do today.

Your holiday entitlement will be based on your host country location. You are expected to adopt the local working hours and employment practices in accordance with the laws and customs of the host country.

In addition, you will be allowed time and travel for up to four (4) trips annually for external board meetings.
Immigration Services
Your international assignment is dependent upon the successful processing of your relevant entry, travel and work permit requirements, in accordance with the International Assignment Policy. The Company's immigration service provider will manage your home and host country immigration and relevant work permit obligations.

All immigration aspects of the international assignment, including work permits and visa applications, will be coordinated through the immigration services contact listed below.

CIBT Lisa McCallum, Concierge Agent 169 E Flagler St., Suite 1522 Miami, FL 33131 305.377.3077 ext 21219 Lisa.McCallum@Cibt.com
Host Country Allowances and Benefits
The Companies approach for facilitating international assignments maintains both a standard of living that is appropriate for the host country location and ensures a personal tax liability roughly equivalent to your peers in your home country location. The primary objective is to ensure that you experience neither negative nor significant positive financial variances.

The table below details certain key elements of your allowances and benefits and the location where each component will be paid/received. The allowance and benefit adjustments indicated below will become effective upon commencement of the international assignment and receipt of your work permit. It is imperative that you notify PLUS of your departure and arrival dates to ensure you are paid in a timely manner.

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BENEFITS
Immigration (Visa/Work Permit)	▪ Coordinated with a selected provider ▪ Reasonable costs for vaccinations or exams that are not covered by medical insurance ▪ Employee and immediate family members going on assignment
Tax Consultation and Preparation
▪    Coordinated with selected provider
▪    Home & Host Tax Consultation provided
▪    Tax preparation & filing for duration of assignment and applicable tax situations beyond the duration of the assignment
▪    Hypothetical Tax Calculation usually utilized

Tax Assistance	▪ Tax Equalization
Household Goods Shipment
▪ Packing, transporting and insuring
▪ Customs duties covered
▪ 30 days in transit storage (no storage for autos)
▪ Pet Transportation costs capped at 5,000 USD
▪ Home Country permanent storage: Up to 600 USD/month
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▪ Air Shipments
▪ Employee LDN 650 lbs
▪ Employee, Spouse & Family 1,000 lbs

▪ Air Shipment Valuation Caps:
▪ Employee (and spouse) LDN shipments not to exceed 12,500 USD of insurance valuation
▪ Family shipments not to exceed 17,500 USD of insurance valuation
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▪ Auto Shipments
▪ No shipments or storage of autos

Auto Loss on Sale
▪ Reimbursement for the loss on sale automobile
▪ Reimbursement capped at 2,500 USD per automobile
▪ Single employee approved for 1 car
▪ Married employee approved for 2 cars
▪ Lease breaking fees covered up to the above caps

Preview/Home Finding Trip	▪ 1 trip up to 5 days/4 nights ▪ Employee, spouse ▪ Round-trip airfare per travel policy guidelines ▪ Reasonable meals, lodging, and local transportation ▪ Mileage at current rate, if applicable
En Route Trip
▪ One-way airfare per travel policy
▪ Ground transportation to/from airport
▪ Reasonable lodging, meals, and miscellaneous expenses (luggage, taxi/airport transfer, customary gratuities, initial entry duties)

Temporary Living
▪    Furnished/serviced housing
▪    Up to 30 days, when “preview trip” taken
▪    Up to 90 days if no preview/home finding trip
▪    No meals, unless there are no cooking facilities; case by case calculation
▪    Car rental/public transportation reimbursed for up to 30 days

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Annual Home Leave and On Assignment Travel	▪ 8 round trips for family and dependents per travel policy guidelines
Emergency Support and Leave	▪ Intl SOS Comprehensive Coverage in the event of serious illness, injury or death of assignee or spouse/partner’s immediate family members
Home Country Housing Support
▪ Home Sale
▪ Marketing Assistance
▪ Appraised Value Option
▪ Appraisals ordered at 90 days
▪ Must market for 120 days before accepting offer
▪ After 60 days of marketing, must reduce list price to within 105% of Most Probable Sales Price
▪ Must use PLUS approved agents
▪ Equity advance
▪ Home sale benefit eligibility has been approved for 24 months from the start of the assignment
▪ Home Sale Incentive
▪ Home Sale Incentive up to 2% of sale price, capped at $6,000
▪ Home must be sold within the 90 day marketing period
▪ Not grossed-up for taxes
▪ Property Management Services
▪ If homes are maintained, Property Management up to 200 USD per month per property for up to two properties

Host Country Housing Support
▪ Furnished and serviced host country housing (rent) or an unfurnished or semi-furnished apartment plus a $20,000 USD furniture allowance; either case also includes utilities
▪ Security deposits covered by company
▪ Rental Commissions covered per destination norms
▪ Home housing norm deduction
▪ Purchases not supported or recommended

Host Country Transportation	▪ Up to two cars and drivers to be arranged for employee and spouse
Cultural Training	▪ 2-day program for employee and spouse/partner/dependents
Host Country Destination Services
▪ 2 days settling-in service to establish temporary residency, bank account, credit, cell phone, and other customary local services
▪ Home search assistance with destination agent, up to 3 days (only 2 days if preview trip was taken)

Language Lessons	▪ Language training for employee and spouse for the duration of the assignment
Family/Spousal Assistance	▪ Up to 3,000 USD per assignment for reimbursement
Various Allowances
▪ Mail forwarding support (bi-weekly shipments sent to host office)
▪ Goods & Services Differential (COLA) – adjusted 2 to 4 times annually, changes made if +/- 1%)
▪ Hardship Premiums (annually reviewed amount determined by ORC, case by case) as applicable per policy

Transfer Allowance	▪ 1 month’s salary, less taxes
Sign-on Bonus	▪ A sign-on bonus (amount to be determined prior to the assignment) will be paid to you within 30 days of the start of the assignment

Please work with your PLUS Relocation Counselor to coordinate all of these benefits and to process any payments or reimbursements.

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Tax Equalization
In accordance with the Company’s International Assignment Tax Policy, you will be neither advantaged nor disadvantaged during your international assignment as a result of the differences in the income taxes and social security costs in the home and/or host country locations.

To achieve this balance your current tax withholdings may cease and a hypothetical rate of tax may be calculated and withheld from your wages. This ‘hypo tax’ may be retained by the Company to off-set the cost of home and host tax payments made on your behalf during your international assignment. The ‘hypo tax” may be adjusted either up or down during your international assignment.

Signing the Tax Equalization Policy Agreement acknowledging that you accept the terms and conditions of this Policy, is a pre-requisite to accepting the offer for a long-term international assignment. Under the terms of the Tax Equalization Policy Agreement, you agree to be considered tax equalized to your home state and country, which is effective from the start date of your international assignment through any subsequent years while on the international assignment.

In the event of voluntary or involuntary separation from the Company, a preliminary tax equalization settlement may be prepared, resulting in additional terms of payment to or from the Company at time of separation.

Before your international assignment begins, you should contact the Company’s Worldwide Tax Service Representative to schedule a home and host country tax consultation.

Global Tax Network: Raj Azad, Senior Manager 7950 Main Street N, Ste 200 Minneapolis, MN 55369 Tel: 1.763.746.4557 Email: razad@globaltaxnetwork.com
Repatriation
At the conclusion of your project assignment, the Company will coordinate your repatriation back to the home country location. You should begin to discuss job possibilities at the home country location at least six (6) months prior to the end date of your assignment in the host country. The following table is a list of the benefits that apply to your repatriation:

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BENEFITS
Repat Home Finding Trip
▪ May be eligible for a home finding trip if no home country housing is owned or maintained.
▪ 1 trip up to 5 days/4 nights
▪ Employee, spouse and high school aged children, grades 9-12
▪ Round-trip airfare per travel policy
▪ Reasonable lodging, rental car and fuel
▪ Meal per diem 30 USD per adult, 15 USD per child age 15 and under
▪ Mileage at current rate, if applicable

Repat Household Goods Shipment
▪ Packing, transporting and insuring
▪ 30 days in transit storage
▪ Allow 10% increase on return shipment
▪ Pet Transportation costs capped at 5,000 USD

▪ Air Shipments
▪ Employee LDN 650 lbs/295 kg
▪ Employee, Spouse & Family 1,000 lbs/450 kg

▪ Air Shipment Valuation Caps:
▪ Employee LDN shipments not to exceed 12,500 USD of insurance valuation
▪ Family shipments not to exceed 25,000 USD of insurance valuation
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▪ Sea/Surface Shipments
▪ Employee 20ft container
▪ Employee & Spouse 20ft container
▪ Family 40ft container

▪ Sea Shipment Valuation Caps:
▪ Employee shipments not to exceed 175,000 USD of insurance valuation
▪ Employee + Spouse shipments not to exceed 175,000 USD of insurance valuation
▪ Family shipments not to exceed 225,000 USD of insurance valuation
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▪ Auto Shipments
▪ No shipments or storage of autos

Repat Host Country Departure Assistance	▪ 1 day departure services offered for lease breaking, lease close out, utility disconnections, local deregistration requirements
Repat En Route Trip
▪ One-way airfare per travel policy
▪ Ground transportation to/from airport
▪ Reasonable lodging, meals, and miscellaneous expenses (luggage, taxi/airport transfer, customary gratuities, initial entry duties)

Repat Temporary Living	▪ Furnished/serviced housing ▪ Up to 30 days ▪ No meals, unless there are no cooking facilities; case by case calculation ▪ Car rental/public transportation reimbursed for up to 30 days
Repat Home Country Housing Support	▪ 1 day rental tour, if applicable
Repat Transfer Allowance	▪ 1 month’s salary, less taxes
Re-employment
Although the Company cannot guarantee any position of employment when your international assignment ends, the intention of the Company is to make reasonable efforts to identify a suitable location and position that will most benefit from the skills, experience, and expertise you have gained during your international assignment.

In the event that a reasonably appropriate position is not available to you, and in the event your re-employment is, therefore, involuntarily terminated by the Company during or within 30 days of the conclusion of your assignment for reasons other than for “Cause” (as defined below), and subject to your execution of a separation agreement and release of claims reasonably acceptable to the Company, the Company will provide you with such severance benefits as may be available under the Company’s Severance and Change in Control Agreement at the time your international assignment ends. If there is not an appropriate level position available upon return to your home country, you will be treated as a Senior Advisor until age 60 and then severed according to your then active Severance and Change in Control agreement.

For purposes of this Agreement, “Cause” means: (a) malfeasance which has an adverse impact upon the Company; (b) refusal to perform duties ordinarily performed by an employee in the same or similar position; (c) conviction of a crime which has an

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adverse impact on the Company or your ability to successfully perform job duties; (d) failure to comply with the written or known policies of the Company or directions of your superiors; (e) failure to fulfill your employment responsibilities in a competent and professional manner; or (f) a material breach of this Agreement or the Employee Confidential Information, Inventions, and Original Works of Authorship Agreement previously signed by you at your hire.

Acceptance
If you are in agreement with the terms and conditions, as defined in this Letter of Understanding and the attached policies, please sign and date the copy of this letter, as well as the attached International Tax Equalization Policy Agreement. Please forward the signed copies to Chris Lewis. A copy should be retained for your personal information.

SIGNATURE ACCEPTANCE
We are sincerely looking forward to you accepting this international assignment with the Company.

FOR AND ON BEHALF OF THE MOSAIC COMPANY

/s/ Corrine Ricard	11/1/2019
Corrine Ricard	Date
International Assignee

/s/ Joc O'Rourke	11/1/2019
Joc O'Rourke	Date
President and Chief Executive Officer

/s/ Christopher Lewis	11/1/2019
Christopher Lewis	Date
Senior Vice President, Human Resources

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INTERNATIONAL ASSIGNMENT
RELOCATION PAYBACK AGREEMENT

In consideration for my employment, and the agreement by The Mosaic Company to provide for the above-mentioned relocation and other expenses as determined by The Mosaic Company expatriate policy, I agree to the following:

1.	Should my employment with The Mosaic Company terminate for reasons of cause or resignation within two years of my assignment start date, the following consequences will be agreed:

a.)	All assignment benefits (including allowances) will end on the date of termination or the last day the employee is in the Host Country;

b.)	The Mosaic Company will not pay for any repatriation expenses, including travel or moving expenses back to the home country.

2.
I authorize The Mosaic Company to withhold from any monies due to me at the time of termination necessary to satisfy this obligation, above those sums exempt from attachment under Federal and State laws.

PRINT NAME:	Corrine D. Ricard

SIGNATURE:	/s/ Corrine D. Ricard	DATE:	11/1/2019

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